Exhibit 99.1

Questcor Pharmaceuticals Selects BDO USA as its Auditor

ANAHEIM, CA – March 4, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) has completed a formal selection process and appointed BDO USA, LLP (“BDO”) as its independent, registered public accounting firm for the auditing of Questcor’s consolidated financial statements. Questcor has selected BDO to replace Odenberg Ullakko Muranishi & Co. LLP (“OUM”) as its independent registered public accounting firm.

“As we continue our strategy to grow through increased sales of Acthar, we believe that BDO will provide Questcor and its stakeholders with the highest levels of assurance services for our financial accounting, reporting and compliance requirements,” said Don M. Bailey, President and CEO of Questcor. “We appreciate the efforts and professionalism of the team at Odenberg Ullakko Muranishi & Co. during the past 6 years.”

During the period in which OUM was engaged with Questcor, there were no disagreements between OUM and Questcor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. If there had been such disagreements, OUM would have been compelled to disclose the nature of the disagreements with its reports. The reports of OUM on the consolidated financial statements of the Company did not contain any adverse opinion or disclaimer of opinion. These reports have not been qualified or modified as to uncertainty, audit scope or accounting principles.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from two indications: the treatment of acute exacerbations of multiple sclerosis in adults and the treatment of infantile spasms in children under two years of age. Questcor is also implementing plans to commercialize Acthar for use in treating nephrotic syndrome, another on-label indication. Specifically with respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

510-400-0776

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
415-896-6820	646-688-0425

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